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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1/Amendment No. 200 to Registration Statement Nos. 333-190296/811-04001 on Form N-4 of our report dated March 28, 2013, relating to the financial statements and financial highlights comprising each of the Investment Divisions of Metropolitan Life Separate Account E and our report dated April 2, 2013 (August 28, 2013 as to
Note 20 and Financial Statement Schedules I, III, & IV), relating to the consolidated financial statements and financial statement schedules of Metropolitan Life Insurance Company and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to changes in the Company's method of accounting for deferred policy acquisition costs as required by accounting guidance adopted on January 1, 2012 and the Company's reorganization of its segments in 2012), both appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
November 1, 2013